Exhibit 99.1

Synthetic Fixed-Income Securities, Inc. Announces
Conditional Redemption of STRATSSM Trust for Historic
TW STRATS TRUST for Historic TW Inc. Securities, Series 2004-5
Class A-1 CUSIP Number: 863110P206
Class A-2 CUSIP Number:  86311PAA5
(Ticker Symbol GJG)

CHARLOTTE – August 26, 2010 - U.S. Bank Trust National Association serves as trustee (the “Trustee”) for the above-referenced Trust (the “Trust”) formed pursuant to the terms of the Base Trust Agreement dated as of September 26, 2003 as supplemented by the Series Supplement Series 2004-5, dated as of March 12, 2004. The Trustee has received notice that the Call Warrant Holder has exercised its right to purchase the Underlying Securities of the Trust on September 8, 2010 (the “Redemption Date”).

The Call Warrant Holder has given notice to the Trustee to exercise all Call Warrants for the purchase $35,000,000 of the Underlying Securities held by the Trust, and agrees to make payment equal to the Warrant Exercise Purchase Price for the Underlying Securities being purchased pursuant to the exercise of the Call Warrants, which includes accrued and unpaid interest to and including the Warrant Exercise Date, determined to be September 8, 2010 (the “Warrant Exercise Date” or “Redemption Date”).

THE EXERCISE OF THE CALL WARRANTS IS CONDITIONAL UPON RECEIPT BY THE TRUSTEE OF THE WARRANT EXERCISE PURCHASE PRICE ON THE WARRANT EXERCISE DATE.  THERE CAN BE NO ASSURANCE THAT THE CALL WARRANTS WILL IN FACT BE EXERCISED ON THE WARRANT EXERCISE DATE.

If the Trustee receives the Warrant Exercise Purchase Price by 11:00 a.m. (New York City time) on the Redemption Date, then (i) the Class A-1 Certificates issued by the Trust will be redeemed in whole on the Redemption Date at a price of 100% of the Stated Amount of the Class A-1 Certificates to be redeemed plus accrued and unpaid interest to the Redemption Date (a total redemption price of $25.480642 per Class A-1 Certificate to be redeemed (of this, $25 represents re-payment of principal and $0.480642 represents accrued but unpaid interest)) and (ii) the Class A-2 Certificates will be redeemed in whole on the Redemption Date by payment of accrued and unpaid interest on the Notional Amount of the Class A-2 Certificates to be redeemed to the date of redemption, plus the Make Whole Amount (a total redemption price of $54.715403 per thousand).  If the Trustee does not receive the Warrant Exercise Purchase Price, then (i) the Certificates issued by the Trust will not be redeemed and will continue to accrue distributions as if no exercise notice had been given and (ii) the Call Warrant Holder may elect to deliver a conditional notice of exercise in the future.

Synthetic Fixed-Income Securities, Inc.

Dated:   August 26, 2010

cc:   Moody’s Investors Service Inc.
        Standard & Poor’s Rating Services
        New York Stock Exchange
        U.S. Bank Trust National Association

Contact: William Threadgill, Synthetic Fixed-Income Securities, Inc.
212-214-6277